Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Chuck Coppa, CFO
American Power Group Corporation
781-224-2411
ccoppa@americanpowergroupinc.com
Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports First Quarter Fiscal 2017 Results

Lynnfield, MA –February 14, 2017 – American Power Group Corporation (OTCQB: APGI), today announced results for the three months ended December 31, 2016.

Lyle Jensen, American Power Group Corporation’s Chief Executive Officer stated, “We believe the December 2016 quarter appears to have marked the end of a challenging two year period due to the oil crisis. While there are no guarantees when it comes to energy prices, we are seeing encouraging signs in the form of: a) oil prices staying above $50/barrel which is increasing the number of operating oil rigs; b) an increase in quotes, orders and resulting revenue for multiple oil/gas drill rig engine conversions; and c) significant increases in the pricing for NGLs (natural gas liquids) which helps our flare capture business. With oil and gas conversion revenue leading the way, we are on track for one of our best revenue quarters in almost two years with our March 2017 quarter.

Mr. Jensen added, “We also see revenue growth patterns in all of our targeted markets including Latin America and Canadian vehicular dual fuel conversions, the U.S. heavy-duty truck dual fuel vehicular conversions and system deployment demand in our flare capture/natural gas liquids recovery business unit. For example, in January 2017, the Mexican government eliminated certain fuel subsidies for diesel and gasoline resulting in a 15% - 20% increase in diesel fuel prices which is causing fleets to look at natural gas solutions. In addition, in 2016 the Mexican Environmental Authority began enforcing new regulations to reduce diesel-related emissions. If a fleet does not comply with the mandated emission reductions, their daily deliveries within certain populous areas can be cut back by almost 20% due to reduced operating hours for noncompliant engines. These two factors are creating a lot of interest for APG’s EPA approved and CARB Certified dual fuel solutions which have been accepted by Mexican authorities as a compliant emission reduction technology.”

Conference Call

Please join us today at 10:00 AM Eastern when we will discuss the results for the three months ended December 31, 2016. To participate, please call 1-888-661-5127 and ask for the American Power Group call using pass code 6194993. A replay of the conference call can be accessed until 11:50 PM on February 28, 2017 by calling 1-888-203-1112 and entering pass code 6194993.

American Power Group Corporation Press Release
February 14, 2017	Page 2

Three Months ended December 31, 2016 Compared to the Three Months ended December 31, 2015

Net sales for the three months ended December 31, 2016 decreased $61,000 or 12 percent to $434,000 as compared to net sales of $495,000 for the three months ended December 31, 2015. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world, the price of oil in the U.S. has dropped to the $45 to $55 per barrel range from almost $100 per barrel over two years ago, which has resulted in a decrease in diesel prices during the past two fiscal years and caused the price spread between diesel prices and natural gas to tighten. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the decrease in oil/diesel pricing has resulted in a significant reduction in the number of oil and gas drilling rigs in operation and has impacted the timing of dealer restocking orders and the implementation schedules of existing and prospective customers.

North American stationary revenues for the three months ended December 31, 2016, decreased $13,000 or 5 percent to $270,000 as compared to $283,000 for three months ended December 31, 2015. During the three months ended December 31, 2016, oil and gas engine conversions accounted for 100 percent of total stationary revenue as compared to 41 percent in the prior year as the total number of oil rigs operating have begun to increase during the later portion of 2016 leading to increased opportunities.

Domestic vehicular revenues for the three months ended December 31, 2016 decreased $20,000 or 22 percent to $72,000 as compared to $92,000 for the three months ended December 31, 2015. The decrease was attributable to the timing of dealer/customer orders. International vehicular revenues for the three months ended December 31, 2016 increased slightly to $92,000 as compared to $90,000 for the three months ended December 31, 2015.

Revenue from the NGL Services division was $0 for the three months ended December 31, 2016 and $30,000 for the three months ended December 31, 2015.

During the three months ended December 31, 2016 our gross loss was $244,000 or 56 percent of net sales as compared to a gross loss of $291,000 or 59 percent of net sales for the three months ended December 31, 2015. The decrease in gross loss was primarily due to reduced operating expenses relating to our NGL Services division which incurred $80,000 and $193,000 of cost of goods sold expenses during the three months ended December 31, 2016 and 2015, respectively.

Selling, general and administrative expenses for the three months ended December 31, 2016 increased $59,000 or 6 percent to $1,064,000 as compared to $1,005,000 for the three months ended December 31, 2015. The increase was primarily due to increased salary expenses as compared to the three months ended December 31, 2015.

During the three months ended December 31, 2016, interest and financing costs increased $48,000 to $251,000 as compared to $203,000 for the three months ended December 31, 2015 due to increased borrowings and interest rates. In addition, during the three months ended December 31, 2015, we recorded additional non-cash financing expense of $1,557,000 resulting from the recognition of the discount upon conversion of the contingent convertible promissory notes.

During the three months ended December 31, 2016, the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of $31,000 as compared to a non-cash revaluation income of $194,000 for the three months ended December 31, 2015.

Our net loss for the three months ended December 31, 2016 was $1,482,000 or $0.02 per basic share as compared to a net loss of $2,865,000 or $0.05 per basic share for the three months ended December 31, 2015. The calculation of net loss per share available for Common shareholders for the three months ended December 31, 2016 reflects the inclusion of Convertible Preferred Stock dividends of $339,000. The calculation of net loss per share available for Common shareholders for the three months ended December 31, 2015 reflects the inclusion of Convertible Preferred Stock dividends of $284,000.

American Power Group Corporation Press Release
February 14, 2017	Page 3

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,
	2016	2015
Net sales	$434,000	$495,000
Cost of sales	678,000	786,000
Gross loss	(244,000)	(291,000)
Selling, general and administrative	1,064,000	1,005,000
Operating loss from continuing operations	(1,308,000)	(1,296,000)
Other income (expense):
Interest and financing expense	(251,000)	(203,000)
Discounts on contingent convertible debt	-	(1,557,000)
Revaluation of warrants	31,000	194,000
Other, net	46,000	(3,000)
Other expense, net	(174,000)	(1,569,000)
Net loss	(1,482,000)	(2,865,000)
Convertible Preferred dividends	(339,000)	(284,000)
Net loss available to Common shareholders	$(1,821,000)	$(3,149,000)
Net loss from continuing operations per share	$(0.02)	$(0.05)
Net loss per Common share – 10% Preferred dividend	(0.00)	(0.01)
Net loss attributable to Common Stockholders per share, basic	$(0.02)	$(0.06)

Weighted average shares outstanding, basic	75,081,000	55,312,000

Condensed Consolidated Balance Sheet Data

	December 31, 2016	September 30, 2016
Assets
Current assets	$1,853,000	$1,890,000
Property and equipment, net	3,698,000	3,790,000
Other assets	3,948,000	4,113,000
	$9,499,000	$9,793,000
Liabilities and Stockholders’ Equity
Current liabilities	$3,869,000	$3,020,000
Notes payable, net of current portion	2,121,000	2,153,000
Notes payable, related parties, net of current portion	3,254,000	2,741,000
Warrant liability	6,000	37,000
Obligations due under lease settlement, net of current portion	180,000	212,000
Stockholders’ equity	69,000	1,630,000
	$9,499,000	$9,793,000

American Power Group Corporation Press Release
February 14, 2017	Page 4

About American Power Group Corporation

American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrogen oxides (NOx) and other diesel-related emissions. Through our Flare Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Fueled By Flare™ process technology we can convert these captured gases into natural gas liquids (“NGL”) which can be sold as heating fluids, emulsifiers, or be further processed by refiners. In addition, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com

Caution Regarding Forward-Looking Statements and Opinions

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended September 30, 2016 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.